Exhibit 99.1 FOR IMMEDIATE RELEASE

RASER TECHNOLOGIES, INC. 5152 North Edgewood Drive Provo, Utah 84604 (801) 765-1200

RASER ANNOUNCES AGREEMENT FOR PRIVATE PLACEMENT OF SHARES

Provo, Utah, November 13, 2008 -- Raser Technologies, Inc. (NYSE Arca: RZ) announced today that it has entered into an agreement relating to the private placement of $20 million of its common stock. The shares are being sold to a single institutional accredited investor pursuant to a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.

At the initial closing, scheduled for November 14, 2008, the investor will purchase 2 million shares of Raser's common stock for an aggregate purchase price of $10 million, or $5.00 per share, representing a premium of 43% over the closing price of Raser's common stock on November 12, 2008. At a second closing, scheduled for December 12, 2008, the investor will purchase an additional $10 million of Raser's common stock at a purchase price to be determined pursuant to a formula based on the average daily market prices of Raser's common stock prior to the second closing, plus a premium. Each closing is subject to the satisfaction of certain customary conditions.

In connection with the private placement transactions, Raser has also granted the purchaser a warrant to purchase up to $20 million of additional shares of Raser's common stock at a price per share equal to the lesser of (i) six dollars ($6.00) or (ii) a price determined pursuant to a formula based on the average daily market prices of Raser's common stock prior to the exercise of the warrant, less a discount. After a period of nine months, or earlier if certain conditions occur, the investor will have the right to exercise the warrant on a cashless, net settlement basis. The warrant will vest with respect to $10 million of common stock upon completion of the first closing and the remaining $10 million will vest upon completion of the second closing. The warrant will have a term of ten years.

Raser estimates that the aggregate net proceeds from the private placement transactions, excluding any potential proceeds associated with the exercise of the warrant, will be approximately $18.7 million after deducting estimated fees and expenses. Raser intends to use the net proceeds from the private placement to further its geothermal development program and for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities and the shares of Raser common stock issuable upon exercise of the securities have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Raser Technologies

Raser (NYSE Arca: RZ) is a publicly traded, environmentally focused technology licensing and development company operating in two business segments. Raser's Power Systems segment is seeking to develop clean, renewable geothermal electric power plants and bottom-cycling operations, incorporating licensed heat transfer technology and Raser's Symetron(TM) technology developed internally by its Transportation and Industrial Technology segment. Raser's Transportation and Industrial Technology segment focuses on extended-range plug-in-hybrid vehicle solutions and using Raser's Symetron(TM) technology to improve the torque density and efficiency of the electric motors and drive systems used in electric and hybrid-electric vehicle powertrains and industrial applications.

Raser Technologies, Inc. Richard Putnam Investor Relations (801) 765-1200 investorrelations@rasertech.com Hayden Communications, Inc Cameron Donahue (651) 653-1854 cameron@haydenir.com